Exhibit 3.1
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
FIRST RELIANCE BANCSHARES, INC.

Pursuant Section 33-10-106 of the South Carolina Business Corporation Act of 1988, as amended, the undersigned adopts the following Articles of Amendment to its Articles of Incorporation:

1.

The name of the corporation is First Reliance Bancshares, Inc. (the “Corporation”).

2.

The date of incorporation of the Corporation is April 12, 2001.

3.

The registered agent’s name and address is

F.R. Saunders, Jr.
2170 West Palmetto Street
Florence, South Carolina 29501.

4.

At a board meeting held on November 7, 2008, the Board of Directors of the Corporation duly adopted the amendment set forth in Article 5 of these Articles of Amendment.

5.

Article Three of the Articles of Incorporation of the Corporation is hereby amended by deleting Article Three in its entirety and inserting in lieu thereof a new Article Three as follows:

(a)
The total number of shares of capital stock which the corporation is authorized to issue is Thirty Million (30,000,000) shares, divided into Twenty Million (20,000,000) shares of common stock, $0.01 par value, and Ten Million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).  The shares of common stock shall have unlimited voting rights and shall be entitled, subject to any preferences of any Preferred Stock then outstanding, to receive the net assets of the Corporation upon dissolution.

(b)
The Board of Directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences, and limitations of that series.

6.

At a special meeting of shareholders on February 24, 2009, the shareholders of the Corporation duly adopted the amendment set forth in Article 5 of these Articles of Amendment in accordance with the provisions of Section 33-10-103 of the South Carolina Business Corporation Act of 1988.  At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote on the Amendment, and the vote of such shares was:

Voting Group	Number of Outstanding Shares	Number of Votes Entitled To Be Cast	Number of Votes Represented at the Meeting	Number of Undisputed Shares For Amendment
Common Stock	3,525,004	3,514,820	2,569,775	2,427,790

7.

All other provisions of the Articles of Incorporation shall remain in full force and effect.

8.

Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State of South Carolina (see Section 33-1-230(b) of 1976 South Carolina Code of Laws, as amended).

[Signature follows on next page]

IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on this 25th day of February, 2009.

FIRST RELIANCE BANCSHARES, INC.

By:	/s/ F.R. Saunders, Jr.
F.R. Saunders, Jr.
President and Chief Executive Officer

ATTEST:

By:	/s/ Jeffrey A. Paolucci
Name:	Jeffrey A. Paolucci
Title:	Secretary

[CORPORATE SEAL]